UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2014

DIXIE FOODS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-54536	80-0608195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o KCI Investments, LLC 4033 South Dean Martin Drive Las Vegas, Nevada 89103
(Address of principal executive offices)

(702) 834-7101
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Effective on July 30, 2014, Dixie Foods International, Inc., a Florida corporation (the “Registrant”), entered into a Binding Letter of Intent (the “Binding LOI”) with BestTwoBoys, LLC, a Nevada limited liability company (the “Seller”), providing for the acquisition by the Registrant or a subsidiary of the Registrant of all of the assets and business of Elements Kitchen & Martini Bar, a casual dining restaurant and bar in Las Vegas, Nevada, from the Seller. The Binding LOI became effective when the Registrant and the Seller entered into a management agreement pursuant to which Elements an Alex Statta Casual Restaurant LLC, a Nevada limited liability company and an indirect wholly-owned subsidiary the Registrant (the “Buyer”), will manage Elements until the acquisition is consummated.

The Binding LOI provides for an acquisition purchase price of $290,000 in cash, less any: (1) management fees and/or profit distributions per the management agreement or (2) liabilities assumed pursuant to the acquisition. The consummation of the proposed acquisition is subject to the following conditions: (i) execution of a definitive agreement on terms substantially similar to those contained in the Binding LOI; (ii) the provision by the Seller to the Buyer of its organizational documents, business licenses and permits, contractual obligations and agreements, and other due diligence materials; (iii) the renegotiation of the existing lease between the Seller and the landlord for the premises; and (iv) the procurement by the Buyer of a liquor license and any other licenses required for it to operate the business of Elements as a bar and restaurant. The Buyer may terminate the Binding LOI if the closing of the acquisition has not occurred by October 31, 2014. The Seller may terminate the Binding LOI if the Buyer has not satisfied any of the requirements set forth in the Binding LOI within five (5) business days of written notification by the Seller.

The Registrant issued a press release regarding the Binding LOI on August 5, 2014, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated August 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIXIE FOODS INTERNATIONAL, INC.

Dated: August 5, 2014	/s/ Richard Groberg
Richard Groberg
Chief Financial Officer